Ascent Solar Provides Financial Update and Reiterates Full-Year Revenue Guidance of $10M - $12M or 100% Growth Over 2014

THORNTON, Colorado -- Ascent Solar Technologies, Inc. (Nasdaq: ASTI), a developer of state-of-the-art, flexible thin-film photovoltaic modules, integrated into the Company's EnerPlex™ series of consumer products, today announced an update on the Company’s 2015 year-to-date financial results.

For the first quarter, the Company reported revenue of $660K. First quarter results were negatively impacted by the typical seasonality of the consumer electronics industry, where the first quarter is typically the slowest. Q1 was also impacted by a prolonged strike at west coast ports in early 2015; this contributed to delays in product delivery for Q1, pushing back deliveries into Q2. As a result, the Company has significant back-ordered bookings that should result in revenue for Q2, taking the company back on track to its earlier revenue guidance of $10M - $12M for the full year 2015.

"We are very excited about the increased visibility of our EnerPlex products in growing numbers of reputable retailers. With entrance into several new retailers in the first half of the year, we feel comfortable confirming our previously issued FY 2015 revenue guidance of 100% growth over 2014" said Victor Lee, President and CEO of Ascent. “We are also seeing an increased traction in the focused high-value PV market as our lightweight flexible PV panels are entering into a mature development stage for some applications such as PV integrated UAVs and Portable PV power solutions, which we believe will add to our revenue velocity in the second half 2015.”

About Ascent Solar Technologies: Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that are more flexible, versatile and rugged than traditional solar panels. Ascent Solar modules can be directly integrated into consumer products and off-grid applications, as well as aerospace and building integrated applications. Ascent Solar is headquartered in Thornton, Colorado. For more information, go to www.ascentsolar.com.

About EnerPlex (and design)™: EnerPlex is a registered trademark in the USA, European Community, Australia, Japan and Hong Kong. The EnerPlex brand represents Ascent's line of consumer products. These products, many of which are integrated with Ascent's proprietary CIGS technology, provide consumers with the ability to integrate solar into their everyday lives, while enabling them to free themselves and their electronics from the outlet. For more information on the EnerPlex brand and to see the product line, please visit www.goenerplex.com.

Forward-Looking Statements: Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Investor Relations Contact:
CleanTech IR
Brion D. Tanous, 310-541-6824
Mobile: 424-634-8592
btanous@cleantech-ir.com
or
Ascent Solar Technologies
Justin R. Jacobs, 1-720-872-5194
jjacobs@ascentsolar.com